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Contact:     Katharina Manok
ROFIN-SINAR
011-49-40-733-63-4256
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734-416-0206

ROFIN-SINAR ADDS JENIFER BUNIS TO ITS BOARD OF DIRECTORS

30 Year Veteran Enhances Industrial Laser Expertise and Experience

Plymouth, MI / Hamburg, Germany, December 8, 2015 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources, laser-based system solutions and components, today announced the appointment of Jenifer Bunis to the Company’s Board, effective immediately. With the addition of Ms. Bunis, whose term will expire in 2018, the ROFIN Board of Directors has been expanded to eight members.

“Jenifer joins the ROFIN Board with nearly 30 years of experience in the laser industry, and we are excited for the new insights and perspective she will bring,” said Thomas Merk, CEO and President of ROFIN. “Her expertise in business development, strategic partnerships, and acquisitions will prove especially valuable as we continue to execute on our strategic plan to further grow revenues, improve our gross margin, control costs, and deliver attractive returns for our shareholders.”

“ROFIN is a leader in the industrial laser business, and I have long been impressed by the Company’s breadth and strength in its laser technologies and success in vertical integration, as well as its execution of strategic acquisitions,” said Ms. Bunis. “I look forward to working closely with the management team and the rest of the Board to enhance ROFIN’s position as an innovative leader in the industrial laser industry.”

Ms. Bunis spent 20 years at Synrad, Inc., a well-known designer and manufacturer of laser technology, where she held a variety of positions covering many facets of the business, including sales and marketing, operations and business development. For over 14 years, she served as Executive Vice President overseeing the production, purchasing and materials management, as well as managing major OEM accounts. During her time at Synrad, Ms. Bunis led sales teams generating strong growth and winning multiple strategic OEM accounts. Most recently, Ms. Bunis served as Vice President of Business Development for Laser Mechanisms, Inc., where she was responsible for identifying and developing new strategic partners to increase the company’s brand recognition. Ms. Bunis graduated Phi Beta Kappa from the University of Rochester with a Bachelor of Science in Optics.

“We will continue to evaluate adding to our Board additional individuals with the knowledge, experience and skills that can enhance our ability to deliver value to our shareholders,” said Dr. Peter Wirth, Chairman of the Board of Directors of ROFIN.

About ROFIN

With 40 years of experience, ROFIN-SINAR Technologies is a leading developer, designer and manufacturer of lasers and laser-based system solutions for industrial material processing applications. The Company focuses on developing key innovative technologies and advanced production methods for a wide variety of industrial applications based on a broad scope of technologies. The product portfolio ranges from single laser-beam sources to highly complex systems, covering all of the key laser technologies such as solid-state, fiber, ultrashort pulse and CO2 lasers, as well as diode lasers, and the entire power spectrum, from single-digit watts up to multi-kilowatts, as well as a comprehensive spectrum of wavelengths or pulse durations and an extensive range of laser components. ROFIN-SINAR Technologies has its operational headquarters in Plymouth, Michigan, and Hamburg, Germany, and maintains production facilities in the US, Germany, UK, Sweden, Finland, Switzerland, Singapore and China. ROFIN currently has more than 55,000 laser units installed worldwide and serves more than 4,000 customers. The Company’s shares trade on the NASDAQ Global Select Market under the symbol RSTI and are listed in Germany in the "Prime Standard" segment of the Frankfurt Stock Exchange under ISIN US7750431022. ROFIN is part of the Standard & Poor's SmallCap 600 Index and the Russell 2000 Index. Additional information is available on the Company's home page: www.rofin.com.